Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Amends and Extends Credit Facility

BOSTON – December 19, 2017 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit” or the “Company”), a direct lender to lower middle market companies, today announced an amendment and extension of its revolving credit facility (“Revolving Facility”) with ING Capital LLC, as agent. The Revolving Facility’s availability period was extended from August 2019 to December 2021, followed by a one-year amortization period with a final maturity in December 2022. Commitments under the Revolving Facility have also been reduced to $275.0 million from $303.5 million, and the Company’s existing $75 million Term Loan Facility has been refinanced into the Revolving Credit Facility.

The pricing on the Revolving Facility will remain the same at LIBOR (with no floor) plus 2.50 percent. The Term Loan Facility was previously priced at LIBOR (with no floor) plus 2.75 percent.

“We are very pleased to announce this amendment and to continue our long term relationship with our lenders,” said Terry Olson, Chief Financial Officer and Chief Operating Officer of THL Credit. “We are continually looking for opportunities to lower our cost of capital. Refinancing and reducing our loan facility reduces our borrowing costs and helps drive shareholder value.”

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About THL Credit, Inc.

THL Credit, Inc. (NASDAQ: TCRD) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to generate both current income and capital appreciation, primarily through directly originated first lien secured loans, including unitranche investments. In certain instances, the Company also makes second lien, subordinated, or mezzanine debt investments, which may include an associated equity component such as warrants, preferred stock or other similar securities and direct equity co-investments. The Company targets investments primarily in lower middle market companies with annual EBITDA generally between $5 million and $25 million that require capital for growth and acquisitions. The Company is headquartered in Boston, with additional investment teams in Chicago, Dallas, Los Angeles and New York. The Company’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940. For more information, please visit www.THLCreditBDC.com.

About ING Capital LLC

ING Capital LLC is a financial services firm offering a full array of wholesale financial lending products and advisory services to its corporate and institutional clients. ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, part of ING Group (NYSE:ING), a global financial institution of Dutch origin. The purpose of ING Bank is empowering people to stay a step ahead in life and in business. The Investment Industry Finance (IIF) group at ING Capital LLC offers a broad range of structured finance solutions to its clients active in the investment industry, including Business Development Companies.

Forward-Looking Statements

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by the Company concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Lauren Vieira

617-790-6070

Media Contact:

Stanton Public Relations and Marketing, LLC

Doug Allen

646-502-3530

DAllen@StantonPRM.com